Exhibit 10.3

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made by and between Forum Energy Technologies, Inc., a Delaware corporation (the “Company”), and C. Christopher Gaut (“Employee”).

W I T N E S S E T H:

WHEREAS, until May 16, 2017, Employee served as the President and Chief Executive Officer of the Company and until December 31, 2017, as Executive Chairman of the Board of Directors of the Company (the “Board”) pursuant to that Employment Agreement between the Employee and the Company effective as of August 2, 2010 (the “Previous Employment Agreement”;

WHEREAS, Employee currently serves as Chairman of the Board; and

WHEREAS, the Company desires to continue to employ Employee to provide consulting and advisory services on the term and conditions, and for the consideration, hereinafter set forth and Employee desires to be employed by the Company on such terms and conditions and for such consideration.

NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, the Company and Employee agree as follows:

ARTICLE I

EMPLOYMENT AND DUTIES

1.1    Employment; Effective Date. The Company agrees to employ Employee, and Employee agrees to be employed by the Company, pursuant to the terms of this Agreement beginning as of January 1, 2018 (the “Effective Date”) and continuing for the period of time set forth in Article II of this Agreement, subject to the terms and conditions of this Agreement.

1.2    Positions. From and after the Effective Date, the Company shall employ Employee as an advisor to the Chief Executive Officer of the Company or in such other position or positions as the parties mutually may agree.

1.3    Duties and Services. Employee agrees to serve in the position(s) referred to in Section 1.2 and to be available to the Company to provide such services to the Company for approximately thirty hours per week, as well as such additional duties and services appropriate to such position(s) which the parties mutually may agree upon from time to time.

ARTICLE II

TERM AND TERMINATION OF EMPLOYMENT

2.1    Term. Unless sooner terminated pursuant to other provisions hereof, the Company agrees to employ Employee for the period beginning on the Effective Date and ending on the Expiration Date; provided, however, that if Employee’s employment under this Agreement has not been terminated pursuant to Sections 2.2 or 2.3 by the Expiration Date, the term of employment may be extended for such period as shall be mutually agreed by the parties. The “Expiration Date” is the date on which all equity awards granted to Employee in his capacity as an employee of the Company prior to the Effective Date under the Company’s long-term incentive plan have vested and all equity awards granted in the form of stock options have been exercised or are no longer exercisable.

2.2    Company’s Right to Terminate. Notwithstanding the provisions of Section 2.1, the Company may terminate Employee’s employment under this Agreement for Cause by providing Employee with notice of such termination. For purposes of this Section 2.2, “Cause” means a good faith determination by the Company that Employee (a) has engaged in gross negligence or willful misconduct in the performance of his duties with respect to the Company or any of its affiliates, (b) has materially breached any material provision of this Agreement or any written agreement or corporate policy or code of conduct established by the Company or any of its affiliates, (c) has willfully engaged in conduct that is materially injurious to the Company or any of its affiliates, or (d) has been convicted of, pleaded no contest to or received adjudicated probation or deferred adjudication in connection with a felony involving fraud, dishonesty or moral turpitude (or a crime of similar import in a foreign jurisdiction).

2.3    Employee’s Right to Terminate. Notwithstanding the provisions of Section 2.1, Employee shall have the right to terminate Employee’s employment under this Agreement for any reason whatsoever or for no reason at all, in the sole discretion of Employee, by providing the Company with a notice of such termination.

2.4    Effect of Termination of Employment on Compensation. Upon termination of Employee’s employment with the Company, then all compensation and all benefits to Employee hereunder shall terminate contemporaneously with such termination of employment, except that Employee shall be entitled to (a) payment of all accrued and unpaid Base Salary to the date of such termination, (b) reimbursement for all incurred but unreimbursed expenses for which Employee is entitled to reimbursement in accordance with Section 3.4, (c) payment of all accrued and unused paid vacation for the calendar year in which the Date of Termination occurs, and (d) benefits to which Employee is entitled under the terms of any applicable benefit plan or program.

2.5    Meaning of Termination of Employment. For all purposes of this Agreement, Employee shall be considered to have terminated employment with the Company when Employee incurs a “separation from service” with the Company within the meaning of section 409A(a)(2)(A)(i) of the Internal Revenue Code of 1986, as amended (the “Code”) and applicable administrative guidance issued thereunder; provided, however, that whether such a separation from service has occurred shall be determined based upon a reasonably anticipated permanent reduction in the level of bona fide services to be performed to no more than 20% of the average level of bona fide services provided in the immediately preceding 36 months.

ARTICLE III

COMPENSATION AND BENEFITS

3.1    Base Salary. During the term of this Agreement, Employee shall receive a minimum, annualized base salary of $160,000 (the “Base Salary”). Employee’s annualized base salary may be increased or decreased from time to time by the Compensation Committee of the Company in its discretion. Employee’s Base Salary shall be paid in substantially equal installments in accordance with the Company’s standard policy regarding payment of compensation to its employees but no less frequently than monthly.

3.2    No Incentive Compensation. Employee shall not be eligible to participate in the Company’s short term or long term incentive programs, except to the extent Employee is eligible in his capacity as a director of the Company.

3.3    Other Benefits. During Employee’s employment hereunder, Employee shall be eligible to participate in all benefit plans and programs of the Company, including improvements or modifications of the same, which are now, or may hereafter be, available to other employees of the Company subject to the terms of such benefit plans and programs, and shall be entitled to vacation benefits no less favorable than those available to him under the Previous Employment Agreement. The Company shall not, however, by reason of this Section 4.4, be obligated to institute, maintain, or refrain from changing, amending, or discontinuing, any such benefit plan or program.

3.4    Expenses. The Company shall reimburse Employee for all reasonable business expenses incurred by Employee in performing services hereunder, including all expenses of travel and living expenses while away from home on business or at the request of and in the service of the Company; provided, in each case, that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company. Any such reimbursement of expenses shall be made by the Company upon or as soon as practicable following receipt of supporting documentation reasonably satisfactory to the Company (but in any event not later than the close of Employee’s taxable year following the taxable year in which the expense is incurred by Employee); provided, however, that reimbursement of any expenses shall be delayed to the extent required by section 409A(a)(2)(B)(i) of the Code. In no event shall any reimbursement be made to Employee for such fees and expenses after the later of (a) the first anniversary of the date of Employee’s death or (b) the date that is five years after the date of Employee’s termination of employment with the Company (other than by reason of Employee’s death).

ARTICLE IV

MISCELLANEOUS

4.1    Notices. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given (a) when received if delivered personally or by courier, (b) on the date receipt is acknowledged if delivered by certified mail, postage prepaid, return receipt requested or (c) one day after transmission if sent by facsimile transmission with confirmation of transmission, as follows:

If to Employee, addressed to:	C. Christopher Gaut
805 Kuhlman Road
Houston, Texas 77024

If to the Company, addressed to:	Forum Energy Technologies, Inc.
920 Memorial City Way, Suite 1000
Houston, Texas 77024
Attention: General Counsel

Facsimile: (713) 583-9346

or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices or changes of address shall be effective only upon receipt.

4.2    Applicable Law; Submission to Jurisdiction.

(a)    This Agreement is entered into under, and shall be governed for all purposes by, the laws of the State of Texas, without regard to conflicts of laws principles thereof.

(b)    With respect to any claim or dispute related to or arising under this Agreement, the parties hereto hereby consent to the exclusive jurisdiction, forum and venue of the state and federal courts located in Harris County, Texas.

4.3    No Waiver. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

4.4    Severability. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.

4.5    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

4.6    Withholding of Taxes and Other Employee Deductions. The Company may withhold from any benefits and payments made pursuant to this Agreement all federal, state, city and other taxes and withholdings as may be required pursuant to any law or governmental regulation or ruling and all other customary deductions made with respect to the Company’s employees generally.

4.7    Headings. The Section headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.

4.8    Gender and Plurals. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely.

4.9    Affiliate and Subsidiary. As used in this Agreement, (a) the term “affiliate” as used with respect to a particular person or entity shall mean any other person or entity which owns or controls, is owned or controlled by, or is under common ownership or control with, such particular person or entity and (b) the term “subsidiary” as used with respect to a particular entity shall mean a direct or indirect subsidiary of such entity.

4.10    Successors. This Agreement shall be binding upon and inure to the benefit of the Company and any successor of the Company. Except as provided in the preceding sentence, this Agreement, and the rights and obligations of the parties hereunder, are personal and neither this Agreement, nor any right, benefit or obligation of either party hereto, shall be subject to voluntary or involuntary assignment, alienation or transfer, whether by operation of law or otherwise, without the prior written consent of the other party. In addition, any payment owed to Employee hereunder after the date of Employee’s death shall be paid to Employee’s estate.

4.11    Survival. Termination of this Agreement shall not affect any right or obligation of any party which is accrued or vested prior to such termination. Without limiting the scope of the preceding sentence, the provisions of this Article IV shall survive any termination of the employment relationship and/or of this Agreement.

4.12    Entire Agreement. Except as provided in any signed written agreement contemporaneously or hereafter executed by the Company and Employee, this Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to employment of Employee by the Company; provided, however, that any and all outstanding equity awards granted to Employee under the Company’s long term incentive plan will continue to be subject to the terms of the governing award agreement. Without limiting the scope of the preceding sentence, all understandings and agreements preceding the date of execution of this Agreement and relating to the subject matter hereof including, without limitation, any prior employment agreement between Employee and the Company or an affiliate, are hereby null and void and of no further force and effect.

4.13    Continuing Obligations. Notwithstanding any other provision in this Article IV, the provisions of Articles V, VI, VIII, IX, X, and XI of the Previous Employment Agreement shall continue in full force with respect to Employee’s employment pursuant to the Previous Employment Agreement, provided that the “Prohibited Period” defined in Section 8.1 of the Previous Employment Agreement shall end on December 31, 2019 and further provided that the parties agree that Employee may provide consulting services to private equity firms without violating Article VIII of the Previous Employment Agreement. Further, the provisions of Articles V, VI and IX of the Previous Employment Agreement are incorporated by reference herein and shall apply in full force to Employee’s employment by the Company pursuant to this Agreement. For the avoidance of doubt, the parties acknowledge and agree that, except as otherwise specifically set forth herein, the Previous Employment Agreement was terminated by mutual agreement of the parties thereto as of January 1, 2018.

4.14    Modification; Waiver. Any modification to or waiver of this Agreement will be effective only if it is in writing and signed by the parties to this Agreement.

4.15    Actions by the Board. Any and all determinations or other actions required of the Board hereunder that relate specifically to Employee’s employment by the Company or the terms and conditions of such employment shall be made by the members of the Board other than Employee if Employee is a member of the Board, and Employee shall not have any right to vote or decide upon any such matter.

4.16    Employee’s Representations and Warranties. Employee represents and warrants to the Company that (a) Employee does not have any agreements with Employee’s prior employer that will prohibit Employee from working for the Company or fulfilling Employee’s duties and obligations to the Company pursuant to this Agreement and (b) Employee has complied with all duties imposed on Employee with respect to Employee’s former employer, e.g., Employee does not possess any tangible property belonging to Employee’s former employer.

4.17    Delayed Payment Restriction. Notwithstanding any provision in this Agreement to the contrary, if any payment or benefit provided for herein would be subject to additional taxes and interest under section 409A of the Code if Employee’s receipt of such payment or benefit is not delayed until the Section 409A Payment Date, then such payment or benefit shall not be provided to Employee (or Employee’s estate, if applicable) until the Section 409A Payment Date.

[Signatures begin on next page.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of February 16, 2018.

FORUM ENERGY TECHNOLOGIES, INC.

By:	/s/ Prady Iyyanki
Prady Iyyanki
President and Chief Executive Officer

C. CHRISTOPHER GAUT

/s/ C. Christopher Gaut